EXHIBIT 12

                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                                        Fiscal Year Ended December
                                                           ------------------------------------------------------------------------
                                                                 1999            1998           1997            1996           1995
                                                           ----------        --------       --------        --------       --------
Income from continuing operations before                   $1,483,050        $414,272       $393,625        $282,750       $245,458
       cumulative effect of accounting change (A)
Add:
       Income tax expense                                     957,029         290,817        265,375         191,663        167,076
       Losses on equity investments                            21,545          33,980         34,696          13,281         13,209
                                                           ----------        --------       --------        --------       --------
        Subtotal                                            2,461,624         739,069        693,696         487,694        425,743
                                                           ----------        --------       --------        --------       --------
Fixed charge adjustments
  Add:
       Interest expense                                       113,031          88,451         86,502          47,779         21,814
       Amortization of capitalized interest                     2,065           2,068          2,076           2,108          2,253
       Interest component of rental expense (B)                11,217          10,671         10,416           9,362          8,200
                                                           ----------        --------       --------        --------       --------

Earnings, as adjusted                                      $2,587,937        $840,259       $792,690        $546,943       $458,010
                                                           ==========        ========       ========        ========       ========
Fixed charges:
       Interest expense                                    $  113,031        $ 88,451       $ 86,502        $ 47,779       $ 21,814
       Interest capitalized                                     1,117           1,897            224             168            610
       Interest component of rental expense (B)                11,217          10,671         10,416           9,362          8,200
       Interest related to guaranteed ESOP debt (C)            13,146          15,578         17,901          20,134         22,057
                                                           ----------        --------       --------        --------       --------

Total fixed charges                                        $  138,511        $116,597       $115,043        $ 77,443       $ 52,681
                                                           ==========        ========       ========        ========       ========

Ratio of earnings to fixed charges                              18.7              7.2            6.9             7.1            8.7
                                                           ==========        ========       ========        ========       ========

(A) Income from continuing operations, before cumulative effect of accounting change included non-operating net gains of $1,067.6 million in 1999, $63.5 million in 1998, $68.9 million in 1997, $6.0 million in 1996 and $8.7 million in 1995.  Excluding these non-operating items, the ratio of earnings to fixed charges was 6.0 in 1999, 6.2 in 1998, 5.9 in 1997, 7.1 in 1996 and 8.4 in
    1995.  See Note 2 to the Company's Consolidated Financial Statements and the Eleven Year Financial Summary in the Company's
    1999 Annual Report to Shareholders for further discussion of these non-operating items.
(B) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.
(C) Tribune Company guarantees the debt of its Employee Stock Ownership Plan (ESOP).
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